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                        [NRG ENERGY, INC. LETTERHEAD]



                                               DAVID H. PETERSON
                                               Chairman, President and CEO

                                                                 October 9, 1998

Dear Fellow Stockholder:

     We need your help to reverse the disastrous slide in value of our common investment in Cogeneration Corporation of America.

     NRG is the largest stockholder of COGEN and has seen the value of its investment decline by approximately 60% in the past year. Reluctantly, we have concluded that A CHANGE IN MANAGEMENT IS ESSENTIAL IF OUR INVESTMENT IS TO BE SALVAGED.

     NRG is seeking to remove Robert Sherman from his position as a COGEN director and as Chief Executive Officer. Following Mr. Sherman's removal, NRG's nominees to the COGEN board are committed to seek the most qualified person available to provide the kind of effective leadership COGEN needs.

     NRG put at risk over $100 million to enable COGEN to emerge from its Chapter 11 bankruptcy proceeding and still holds approximately $28,000,000 of COGEN common stock. NRG is committed to COGEN's success.

     Please read the enclosed proxy materials carefully and indicate your approval of Mr. Sherman's removal on the enclosed proxy and consent cards and return them in the enclosed envelopes as soon as possible.

                                          Very truly yours,


                                          /s/ DAVID H. PETERSON
                                          David H. Peterson